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                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                             AMERICAN PAGING, INC.
                                       AT
                           $2.50 NET PER COMMON SHARE
                                       BY
                                API MERGER CORP.
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF
                        TELEPHONE AND DATA SYSTEMS, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, MARCH 17, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               February 18, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by API Merger Corp., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding Common Shares, par value $1.00 per share (the "Common Shares"), of American Paging, Inc., a Delaware corporation (the "Company"), at a price of $2.50 per Common Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated February 18, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF COMMON SHARES THAT WHEN ADDED TO THE COMMON SHARES OWNED BY TDS AND PURCHASER SHALL CONSTITUTE 90% OF THE COMMON SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION") AND (II) THAT THE ASSET CONTRIBUTION AGREEMENT, DATED AS OF DECEMBER 22, 1997 (THE "ASSET CONTRIBUTION AGREEMENT"), AMONG TDS, TSR PAGING, INC., A DELAWARE CORPORATION, AND TSR WIRELESS LLC, A DELAWARE LIMITED LIABILITY COMPANY, BE IN FULL FORCE AND EFFECT AND NOT TERMINATED IN ACCORDANCE WITH THE TERMS THEREOF AND ALL OF THE CONDITIONS SET FORTH IN ARTICLES XI AND XII THEREOF SHALL HAVE BEEN SATISFIED OR WAIVED. PURCHASER HAS AGREED TO WAIVE THE MINIMUM CONDITION UNDER CERTAIN CIRCUMSTANCES DESCRIBED IN THE OFFER TO PURCHASE.

    Enclosed for your information and use are copies of the following documents:

    1.  Offer to Purchase, dated February 18, 1998;

    2. Letter of Transmittal for your use and for the information of your clients; facsimile copies of the Letter of Transmittal may be used to tender Common Shares;
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    3.  Notice of Guaranteed Delivery to be used to accept the Offer if the
Common Shares and all other required documents are not immediately available or cannot be delivered to Harris Trust and Savings Bank (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A letter to shareholders of the Company from Terrence T. Sullivan, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  Return envelope addressed to the Depositary.

    YOUR PROMPT ATTENTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 17, 1998, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

    If holders of Common Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents, or, if applicable, comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Common Shares may be effected by following the guaranteed delivery procedure described under "THE TENDER OFFER -- 3. Procedures for Accepting the Offer and Tendering Common Shares" in the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Common Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the undersigned or MacKenzie Partners, Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          VERY TRULY YOURS,
                                          Credit Suisse First Boston Corporation

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    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU,
OR ANY OTHER PERSON, THE AGENT OF TDS, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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